EXHIBIT 99.1

     THE FOLLOWING IS THE TEXT OF A PRESS RELEASE ISSUED BY PANAMERICAN BEVERAGES, INC. ON MARCH 28, 2003:




NEWS                                                                   PANAMCO

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FOR IMMEDIATE DISTRIBUTION
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             PANAMCO ANNOUNCES THE FILING OF THE DEFINITIVE PROXY
          STATEMENT AND THE DATE OF THE SPECIAL SHAREHOLDERS MEETING
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MIAMI, FL, MARCH 28, 2003 - Panamerican Beverages, Inc. (the "Company" or
"Panamco") (NYSE: PB), announced today that in connection with the merger agreement that it entered into with Coca-Cola FEMSA, S.A. de C.V. ("Coca-Cola FEMSA") on December 22, 2002 (the "Merger Agreement"), the Company expects to file its definitive proxy statement with the Securities and Exchange Commission today. Additionally, the Special Meeting of Stockholders (the "Special Meeting"), where shareholders will be asked to approve the Merger Agreement, will be held at the Ritz Carlton Hotel located in Key Biscayne (Miami), Florida on Monday April 28, 2003 at 9:00 a.m. local time. Panamco has fixed the close of business on March 28, 2003 as the record date for determining stockholders entitled to notice of, and vote at, the Special Meeting. Additional information on the transaction can be found in the definitive proxy statement.

In a joint release with Coca-Cola FEMSA, Panamco also announced today, that in connection with the merger, Coca-Cola FEMSA received approval from the Mexican Antitrust Commission dated March 24, 2003 for the proposed merger of Coca-Cola FEMSA and Panamco. Additionally, the Brazilian Ministry of Justice issued a favorable legal opinion in support of the merger to the Brazilian Antitrust Commission, following a similar unqualified recommendation in support of the merger from the Brazilian Ministry of Finance last month. The Brazilian antitrust agency, the Administrative Council for



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Economic Defense (CADE) has sixty days from the date it receives the Ministry of Justice opinion to make its final decision on the merger. Panamco and Coca-Cola FEMSA, however, may effect the merger before the Brazilian Antitrust Comission renders a final decision. As previously announced, on February 4, 2003, the Company received notice that the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act with respect to the proposed merger of Coca-Cola FEMSA and Panamco had been terminated early. As a result of the receipt of these approvals, all conditions precedent to the completion of the merger relating to the receipt of antitrust approvals of governmental agencies have been satisfied.

Also, on March 26, 2003, in a move to pave the way for a smooth integration of the Panamco and Coca-Cola FEMSA businesses in Mexico, Ruben Pietropaolo resigned as President of Panamco NOLAD, President of Panamco Mexico and as the Company's Vice President--NOLAD Operations. Furthermore, effective March 27, 2003, Mr. Pietropaolo has assumed the position of Vice President--Special Projects of Panamco, reporting directly to Craig Jung, Panamco's President and Chief Executive Officer. Effective immediately, and on an interim basis, Juan Carlos Jaramillo, the Executive Vice President of Panamco Mexico, will lead the Company's day-to-day operations in Mexico, Jose Francisco Vazquez will continue to lead the Company's day-to-day operations in Central America, and Felipe Alvira will continue to lead the Company's day-to-day operations in Colombia. These three executives will report directly to Mr. Jung on an interim basis.

Panamco is the largest soft drink bottler in Latin America and one of the three largest bottlers of Coca-Cola products in the world. The Company produces and distributes substantially all Coca-Cola soft drink products in its franchise territories in Mexico, Guatemala, Nicaragua, Costa Rica, Panama, Colombia, Venezuela and Brazil, along with bottled water, beer and other beverages in some of these territories. Panamco is an anchor bottler of The Coca-Cola Company.


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FORWARD LOOKING STATEMENT

Statements made in this press release that are not historical in nature may include "forward-looking statements" within the meaning of U.S. federal securities laws, including statements related to anticipated future earnings and cost savings. Such statements, estimates, and projections reflect various assumptions by Panamco's management concerning anticipated results and are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Panamco's control. Factors that could cause Panamco's actual results to differ include, but are not limited to, changes in the soft drink business environment (including actions of competitors and changes in consumer preference), changes in governmental laws and regulations (including income and excise taxes), currency fluctuations, market demand for new and existing products and raw material prices. Accordingly, Panamco cannot assure that such statements, estimates and projections will be realized. The forecasts and actual results will likely vary and those variations may be material. Panamco makes no representation or warranty as to the accuracy or completeness of such statements, estimates or projections contained in this press release or that any forecast contained herein will be achieved. Panamco undertakes no obligation to update such statements, estimates or projections. Information concerning such factors is contained in Panamco's Registration Statement on Form S-8, dated July 23, 2001, its Annual Report on Form 10-K for the year ended December 31, 2002, and other documents since filed by Panamco with the U.S. Securities and Exchange Commission (the "SEC"), all of which are available from the SEC.



ADDITIONAL INFORMATION AND WHERE TO FIND IT

On January 30, 2003, Panamerican Beverages, Inc. filed with the Securities and Exchange Commission a preliminary proxy statement regarding the proposed business combination transaction referred to in the foregoing information. In addition, Panamerican Beverages, Inc. will prepare and file with the SEC a definitive proxy statement and other documents regarding the proposed transaction. Investors and security holders are urged to read the definitive proxy statement, when it becomes available, because it will contain important information. The definitive proxy statement will be sent to shareholders of Panamerican Beverages, Inc. seeking their approval of the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when it is available) and other documents filed with the SEC by Panamerican Beverages, Inc. at the SEC's website at www.sec.gov. The definitive proxy statement (when it is available) and these other documents may also be obtained for free from Panamerican Beverages, Inc. by directing a request to Laura I. Maydon (lmaydon@panamcollc.com).


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CERTAIN INFORMATION CONCERNING PARTICIPANTS

A detailed list of names, affiliations and interests of participants in the solicitation of proxies of Panamerican Beverages, Inc. to approve the proposed business combination is included in the preliminary proxy statement.

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Contacts:   Laura I. Maydon                     Matt Benson / Kara Findlay
            Panamerican Beverages, Inc.         Citigate Sard Verbinnen
            305/929-0867                        212/687-8080